Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen New York Dividend
Advantage
Municipal Fund
333-68539
811-09135

A special meeting of the shareholders
of the Nuveen New York Dividend
Advantage Municipal Fund was held
on July 26, 2005.

The purpose of the meeting was to
approve
a new Investment Management
Agreement:

The number of shares voted in the
 affirmative:
8,800,454 and
the number of negative votes:  60,663

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007557.